Sub-Item 77O
                                                         Rule 10f-3 Transactions


                         THE DREYFUS/LAUREL FUNDS, INC.
                         DREYFUS BOND MARKET INDEX FUND

On November 15, 2006, The Dreyfus/Laurel Funds, Inc. - Dreyfus Bond Market Index Fund (the "Fund") purchased, slightly below par value, $500,000 in corporate bonds of Bear Stearns - CUSIP # 073902PN2 (the "Bonds"). The Bonds were purchased from Bear Stearns ("Bear Stearns"), a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Bear Stearns received an underwriting commission of 4.52% per Bond. None of the other members received any economic benefit. The following is a list of the syndicate's primary members:

                                 Bank of America
                                  Bear Stearns
                                   BNP Paribas
                                    Citigroup
                                   Danske Bank
                                 HSBC Securities
                               HVB Capital Markets
                          Mellon Financial Markets, LLC
                              Santander Securities
                               Wachovia Securities
                                   Wells Fargo

Accompanying this statement are materials presented to the Board of Directors of The Dreyfus/Laurel Funds, Inc. - Dreyfus Bond Market Index Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meetings held on January 31 and February 1, 2007.